     As filed with the Securities and Exchange Commission on July 9, 1999
                                                     Registration No. 333-81119

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO.1
                                      TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                         RELIANT ENERGY, INCORPORATED

            (Exact name of registrant as specified in its charter)

               Texas                                  74-0694415
   (State or other jurisdiction                    (I.R.S. Employer
 of incorporation or organization)                Identification No.)

          1111 Louisiana                            Hugh Rice Kelly
       Houston, Texas 77002        Executive Vice President, General Counsel and
          (713) 207-3000                          Corporate Secretary
   (Address, including zip code,                    1111 Louisiana
  and telephone number, including                Houston, Texas 77002
    area code, of registrant's                      (713) 207-3000
   principal executive offices)         (Name, address, including zip code, and
                                        telephone number, including area code,
                                                 of agent for service)

                               -----------------
                                  Copies to:
         Margo S. Scholin                         Steven R. Loeshelle
       Baker & Botts, L.L.P.                     Dewey Ballantine LLP
           910 Louisiana                      1301 Avenue of the Americas
          One Shell Plaza                    New York, New York 10019-6092
     Houston, Texas 77002-4995                        (212) 259-8000
          (713) 229-1234

                               -----------------


  Approximate Date of Commencement of Proposed Sale to Public: From time to time after the effective date of this registration statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                  Proposed maximum    Proposed maximum      Amount of
Title of each class of                             Amount to be    offering price    aggregate offering   registration
securities to be registered                       registered (1)    per unit (2)          price (2)          fee (3)
==========================================================================================================================
Common Stock, without par value (1)..........  15,000,000 shares            (2)                   (2)            (2)
==========================================================================================================================

(1) Includes preference stock purchase rights of one Right per share associated with the Common Stock.

(2) A registration fee of $119,757.19 for the 15,000,000 shares of common stock registered by this registration statement was paid by the Registrant on June 18, 1999. This registration fee was calculated pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock on the New York Stock Exchange Composite Tape on June 11, 1999, which was $28.71875. Since the registration statement was deemed filed with the Securities and Exchange Commission on June 21, 1999, the Registrant has recalculated the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock on the New
    York Stock Exchange Composite Tape on June 14, 1999, which was $28.84375. As a result of this recalculation, the Registrant has paid an additional registration fee of $521.25 in connection with the filing of this Amendment No.1.

                               -----------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated July 9, 1999

PROSPECTUS

[Logo]

RELIANT ENERGY, INCORPORATED
1111 Louisiana
Houston, Texas 77002
(713) 207-3000

                               15,000,000 SHARES
                                 COMMON STOCK

___________________________________________________________________________

We may offer and sell up to 15,000,000 shares of our common stock, including the associated rights to purchase preference stock, by use of this prospectus. We will provide the specific terms of any offerings in one or more supplements to this prospectus. You should read this prospectus and related supplement carefully before you invest in our common stock. This prospectus may not be used to offer and sell our common stock unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "REI."

___________________________________________________________________________


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       This prospectus is dated           , 1999

                               Table of Contents

     About This Prospectus.................  2

     Where You Can Find More Information...  3

     Reliant Energy........................  4

     Use of Proceeds.......................  4

     Description of Our Capital Stock......  4

     Plan of Distribution.................. 12

     Legal Matters......................... 15

     Experts............................... 15

                             About This Prospectus

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a "shelf" registration process. By using this process, we may offer up to 15,000,000 shares of our common stock in one or more offerings. This prospectus provides you with a description of the common stock we may offer. Each time we offer common stock, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the "Where You Can Find More Information" section of this prospectus.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                      Where You Can Find More Information

     We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois 60605.

     The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the common stock is completed:

     . our Annual Report on Form 10-K for the fiscal year ended December 31, 1998,

     . our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999,

     . our Current Report on Form 8-K dated January 29, 1999 and filed with the SEC on February 1, 1999,

     . our Current Report on Form 8-K dated February 25, 1999 and filed with the SEC on February 26, 1999,

     . our Current Report on Form 8-K dated July 7, 1999 and filed with the SEC on July 7, 1999, and

     .    the description of our common stock and related rights contained in
          Item 4 of our registration statement (filed under a prior name, Houston Lighting & Power Company) on Form 8-B, as filed with the SEC on July 30, 1997.

     This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

     You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

                         Reliant Energy, Incorporated
                                1111 Louisiana
                             Houston, Texas 77002
                           Attn: Corporate Secretary
                                (713) 207-3000

                                Reliant Energy

     We are a diversified international energy services company. Reliant Energy HL&P, our electric utility division, provides electric utility services to approximately 1.6 million customers in the City of Houston, Texas, and surrounding areas of the Texas Gulf Coast. Reliant Energy Resources Corp. (Resources), our largest subsidiary, is a natural gas utility serving over 2.8 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Resources, through its subsidiaries, is also a major interstate natural gas pipeline company and a provider of energy marketing services.

     Our other principal subsidiaries include:

     . Reliant Energy International, Inc., which participates in the privatization of foreign generating and distribution facilities and the development and acquisition of foreign independent power projects, and

       . Reliant Energy Power Generation, Inc., which participates in the acquisition, development and operation of non-rate regulated power generation assets.

     Subject to certain limited exceptions, we are exempt from regulation as a public utility holding company pursuant to Section 3(a)(2) of the Public Utility Holding Company Act of 1935. On May 7, 1999, we amended our restated articles of incorporation to change our name from "Houston Industries Incorporated" to "Reliant Energy, Incorporated."

                                Use of Proceeds

     Unless we inform you otherwise in the applicable supplement to this prospectus, we anticipate that we will use any net proceeds from the sale of the common stock offered hereby for general corporate purposes. These purposes may include, but are not limited to:

     .    working capital,

     .    capital expenditures,

     .    acquisitions, and

     . the repayment or refinancing of our indebtedness, including inter-company indebtedness.

                       Description of Our Capital Stock

     As of May 31, 1999, our authorized capital stock consisted of:

     . 700,000,000 shares of common stock, without par value, of which 296,351,039 shares were outstanding,

     . 10,000,000 shares of preferred stock, without par value, of which 97,397 shares were outstanding, and

     .    10,000,000 shares of preference stock, without par value, of which:

          . 700,000 shares are classified as Series A preference stock, none of which was outstanding,

          . 27,000 shares are classified as Series B preference stock, 17,000 of which were outstanding and held by one of our subsidiaries, and

          . 1,575 shares are classified as Series C preference stock, none of which was outstanding.

Common Stock

     Voting Rights. Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. Subject to the voting rights expressly conferred under prescribed conditions to holders of our preferred stock and our preference stock, the holders of common stock possess exclusive full voting power for the election of directors and for all other purposes.

     We may:

     .    amend our restated articles of incorporation,

     .    enter into specified mergers, consolidations and share exchanges,

     .    sell all or substantially all of our assets, or

     .    dissolve

if we obtain the approval of holders of a majority, rather than the two-thirds normally required by Texas law, of the outstanding shares of our capital stock entitled to vote on such matters.

     Dividends. We may pay dividends on our common stock out of our assets available for dividends. However, we may only pay dividends after:

     .    we have paid full cumulative dividends, or

     . we have declared dividends and set apart a sum sufficient for the payment thereof on all outstanding shares of our capital stock that rank senior to our common stock in respect of dividends and liquidation rights for all past quarterly dividend periods and after or at the same time as we pay or provide for dividends on all outstanding shares of our capital stock that rank senior to our common stock for the current quarterly dividend period.

     Liquidation Rights. Holders of common stock are entitled to receive, pro rata, all of our remaining assets available for distribution to holders of common stock in the event:

     .    we liquidate, dissolve or wind-up, or

     . there is any reduction or decrease in our capital stock resulting in a distribution of assets to holders of common stock,

but only after we have paid to or set aside for the holders of all outstanding shares of our capital stock ranking senior to the common stock in respect of dividends and liquidation rights the full preferential amounts fixed for each series plus any dividends accrued or in arrears on that stock.

     Preemptive Rights. Holders of common stock are not entitled to any preemptive rights.

     Transfer Agent and Registrar. We serve as transfer agent and registrar for our common stock.

     Other Provisions. The shares of common stock offered by this prospectus, when issued, will be fully paid and nonassessable. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

Preferred Stock

     Our board of directors may cause us to issue preferred stock at any time in one or more series without the approval of our shareholders. The following terms of any series of preferred stock are either provided by our restated articles of incorporation or are established by our board of directors:

     .    the designation of the series,

     .    dividend rates,

     .    redemption rights,

     .    liquidation rights,

     .    sinking fund provisions,

     .    conversion rights,

     .    voting rights,

     .    and any other terms.

The rights evidenced by, or amounts payable with respect to, our common stock may be materially limited or qualified by the terms of our preferred stock.

     Voting Rights. Holders of preferred stock generally have special voting rights with respect to some matters affecting the powers, preferences and privileges of the preferred stock. Holders of preferred stock generally have the right to elect one-third of the members of our board of directors if we do not pay dividends on any outstanding series of preferred stock in an amount equal to the aggregate dividends required to be paid on such preferred stock in any 12-month period, until no dividends are in arrears. However, holders of preferred stock have the right to elect a majority of the members of our board of directors if we do not pay dividends on any outstanding preferred stock in an amount equal to the aggregate dividends required to be paid on such preferred stock in any 24-month period, until no dividends are in arrears.

     Dividends. Holders of preferred stock are entitled to receive cumulative dividends at the rate fixed for each series. The terms of a particular series of preferred stock may require us to make payments to a sinking fund established for such preferred stock before we are permitted to pay dividends on our common stock.

     Liquidation Rights. We are required to pay the full preferential amounts fixed for each series of preferred stock plus an amount equal to any dividends accrued or in arrears on the preferred stock to the holders of preferred stock before we are allowed to distribute our remaining assets pro rata to holders of common stock in the event:

     .    we liquidate, dissolve or wind-up, or

     . there is any reduction or decrease in our capital stock resulting in a distribution of assets to holders of common stock.

Preference Stock

     Our board of directors may cause us to issue preference stock at any time in one or more series without the approval of our shareholders. The board may determine the relative rights and preferences of each series of preference stock, including:

     .    the designation of the series,

     .    dividend rates,

     .    redemption rights,

     .    liquidation rights,

     .    sinking fund provisions,

     .    conversion rights,

     .    voting rights,

     .    and any other terms.

However, the relative rights of the preference stock will always rank junior to the relative rights of the preferred stock. Holders of common stock may purchase shares of Series A preference stock if the rights associated with their common stock are exercisable and the holders exercise the rights. Please read the "-- Shareholder Rights Plan" section below.

     Series A Preference Stock. Our Series A preference stock ranks:

     . junior to all series of our preferred stock,

     . junior to all other series of our preference stock, and

     . senior to our common stock

with respect to dividend and liquidation rights. If we liquidate, dissolve or wind up, we may not make any distributions to holders of our common stock unless we first pay holders of our Series A preference stock an amount equal to:

     . $1,000 per share, plus

     . accrued and unpaid dividends and distributions on our Series A preference stock, whether or not declared, to the date of such payment.

     If the dividends or distributions payable on our Series A preference stock are in arrears, we may not:

     . declare or pay dividends on,

     . make any other distributions on,

     . redeem,

     . purchase, or

     . otherwise acquire for consideration

any shares of our common stock, or

     . redeem,

     . purchase, or

     . otherwise acquire for consideration,

any shares of our Series A preference stock, until we have paid all such unpaid dividends or distributions.

     We may redeem shares of our Series A preference stock at any time at a redemption price determined in accordance with the provisions of our restated articles of incorporation.

     Holders of shares of our Series A preference stock are entitled to vote together with holders of our common stock as one class on all matters submitted to a vote of our Shareholders. Each share of our Series A preference stock entitles its holder to a number of votes equal to the "adjustment number" specified in our restated articles of incorporation. The adjustment number is initially equal to 1,000 and is subject to adjustment in the event we:

     . declare any common stock dividend on our outstanding shares of common stock,

     . subdivide our outstanding shares of common stock, or

     . combine our outstanding shares of common stock into a smaller number of shares.

     For a complete description of the terms of our Series A preference stock, we encourage you to read our restated articles of incorporation. We have filed our restated articles of incorporation with the SEC. Please read the "Where You Can Find More Information" section in this prospectus to find out how you may obtain a copy of our restated articles of incorporation.

     Series B and Series C Preference Stock. Our Series B and Series C preference stock rank:

     .    junior to all series of our preferred stock,

     .    equally with each other,

     .    senior to our Series A preference stock, and

     .    senior to our common stock

with respect to dividend and liquidation rights. If we liquidate, dissolve or wind up, we may not make any distributions to holders of our common stock unless we first pay holders of our Series B and Series C preference stock an amount equal to:

     .    $100,000 per share, plus

     . accrued and unpaid dividends and distributions on our Series B and Series C preference stock, whether or not declared, to the date of such payment.

     If the dividends or distributions payable on our Series B and Series C preference stock are in arrears, we may not:

     .    declare dividends on,

     .    redeem,

     .    purchase, or

     .    otherwise acquire for consideration

any shares of our common stock or Series A preference stock until we have paid all such unpaid dividends or distributions.

     We may redeem shares of our Series B and Series C preference stock at any time at a redemption price equal to $100,000 per share plus unpaid accumulated dividends to the date of redemption. Holders of shares of our Series B and Series C preference stock have no voting rights except as may be required by law.

     For a complete description of the terms of our Series B and Series C preference stock, we encourage you to read our restated articles of incorporation and the statement of resolution establishing our Series C preference stock. We have filed our restated articles of incorporation and the statement of resolution with the SEC. Please read the "Where You Can Find More

Information" section in this prospectus to find out how you may obtain a copy of our restated articles of incorporation or the statement of resolution.

Certain Provisions of Our Charter and Bylaws

     Our restated articles of incorporation and bylaws contain provisions that may make it difficult to acquire control of us or to remove our management. As we describe below, our board of directors is divided into three classes and members may only be removed in certain circumstances. Our bylaws provide that any person who is an officer, director, agent, representative, partner, employee or nominee of a public utility company or an affiliate of a public utility company other than us or any of our subsidiaries is ineligible to serve on our board of directors. Our bylaws also impose some procedural requirements on shareholders who wish to:

     .    make nominations in the election of directors,

     .    propose that a director be removed, or

     .    propose any repeal or change in our bylaws.

Under these procedural requirements, a shareholder must deliver timely notice to our corporate secretary of the nomination or proposal along with evidence of:

     .    the shareholder's status as a shareholder,

     .    the number of shares beneficially owned by the shareholder,

     . a list of the persons with whom the shareholder is acting in concert, and

     .    the number of shares such persons beneficially own.

To be timely, a shareholder must deliver notice:

     . in connection with an annual meeting of shareholders, not less than ninety nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of shareholders was held, or

     . in connection with a special meeting of shareholders, not less than forty nor more than sixty days prior to the date of the special meeting.

In order to submit a nomination for our board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder's nominee or proposal will be ineligible and will not be voted on by our shareholders.

     A member of our board of directors may be removed from office with cause, as defined in our bylaws, by the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

     Our board of directors has the power to alter, amend or repeal our bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. This right is subject to repeal or change by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

     Our board of directors is divided into three classes, Class I, Class II and Class III. Each class is as nearly equal in number of directors as possible. Other than in the circumstance described above in the "-- Preferred Stock -- Voting Rights" section of this prospectus, the terms of office of the directors of Class I expire at our annual meeting of shareholders in 2000, of Class II expire at our annual meeting of shareholders in 2001 and of Class III expire at our annual meeting of shareholders in

2002. At each annual meeting, our shareholders elect the number of directors equal to the number in the class whose term expires at the meeting to hold office until the third succeeding annual meeting.

     Our restated articles of incorporation limit the liability of our directors to us or our shareholders for monetary damages resulting from breaches of their fiduciary duties. However, directors remain liable for

     .    breaches of their duty of loyalty to us and our shareholders,

     . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

     .    transactions from which a director derives improper personal benefit,

     . acts or omissions for which the liability of a director is expressly provided by law, and

     .    acts related to an unlawful stock repurchase or payment of a dividend.

     Our bylaws provide that we will indemnify our officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us. These services may include services rendered in connection with takeover defense measures.

Business Combinations Under Texas Law

     We are a Texas corporation subject to Part Thirteen of the Texas Business Corporation Act, known as the "Business Combination Law." In general, this law prevents us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, for a three-year period after the date such person became an affiliated shareholder, unless:

     . our board of directors approves the acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder,

     . our board of directors approves the business combination before the date such person becomes an affiliated shareholder, or

     . holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates approve the business combination within six months after the date such person becomes an affiliated shareholder.

     Under this law, any person that owns or has owned 20% or more of our voting shares during the preceding three-year period is an "affiliated shareholder." The law defines "business combination" generally as including:

     . mergers, share exchanges or conversions involving an affiliated shareholder,

     .    dispositions of assets involving an affiliated shareholder:

          . having an aggregate value equal to 10% or more of the market value of the our assets,

          . having an aggregate value equal to 10% or more of the market value of our outstanding common stock, or

          .    representing 10% or more of our earning power or net income,

     . certain issuances or transfers of securities by us to an affiliated shareholder other than on a pro rata basis,

     . certain plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder,

     . certain reclassifications, recapitalizations, distributions or other transactions that would have the effect of increasing an affiliated shareholder's percentage ownership of our outstanding voting stock, and

     . the receipt of tax, guarantee, pledge, loan or other financial benefits by an affiliated shareholder other than proportionally as one of our shareholders.

Shareholder Rights Plan

     Each share of common stock includes one right to purchase from us a unit consisting of one-thousandth of a share of our Series A preference stock at a purchase price of $42.50 per unit, subject to adjustment. The rights are issued pursuant to a rights agreement between us and Chase Bank of Texas, National Association as rights agent. We have summarized selected portions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the summary below and the rights agreement. We have filed the rights agreement with the SEC. Please read the "Where You Can Find More Information" section in this prospectus to find out how you may obtain a copy of the rights agreement.

     Detachment of Rights; Exercisability. The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the "distribution date."
That date will occur, except in some cases, on the earlier of:

     . ten days following a public announcement that a person or group of affiliated or associated persons, who we refer to collectively as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, or

     . ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

     Until the distribution date:

     .    common stock certificates will evidence the rights,

     .    the rights will be transferable only with those certificates,

     . new common stock certificates will contain a notation incorporating the rights agreement by reference, and

     . the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

     The rights are not exercisable until the distribution date and will expire at the close of business on July 11, 2000, unless we redeem or exchange them at an earlier date as described below or we extend the expiration date prior to July 11, 2000.

     As soon as practicable after the distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the distribution date. From that date on, only separate rights certificates will represent the rights. We will also issue rights with all shares of common stock issued prior to the distribution date. We will also issue rights with shares of common stock issued after the distribution date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the distribution date.

     Flip-In Event. A flip-in event will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a "permitted offer." The rights agreement defines "permitted offer" as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in our best interests and the best interest of our shareholders.

     If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive the number of shares of common stock, or in certain circumstances, cash, property or other securities, which has a "current market price" equal to two times the exercise price of the right. Please refer to the rights agreement for the definition of "current market price."

     Flip-Over Event. A "flip-over event" will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person:

     . we are acquired or we acquire such person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or


     .    50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

     When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

     Series A Preference Stock. After the distribution date, each right will entitle the holder to purchase a fractional share of our Series A preference stock, which will be essentially the economic equivalent of one share of common stock. Please refer to the "-- Preference Stock -- Series A Preference Stock"
section in this prospectus for additional information about our Series A preference stock.

     Antidilution. The number of outstanding rights associated with a share of common stock, the number of fractional shares of Series A preference stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock occurring prior to the distribution date. The exercise price of the rights and the number of fractional shares of Series A preference stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A preference stock.

     With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The rights agreement also will not require us to issue fractional shares of Series A preference stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash adjustment based on the market price of the Series A preference stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of Series A preference stock.

     Redemption of Rights. At any time until the time a person becomes an acquiring person, we may redeem the rights in, whole, but not in part at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

     Exchange of Rights. At any time after the occurrence of a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights, other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

     Substitution. If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute certain other types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the shareholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

     No Rights as a Shareholder; Taxes. Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a shareholder of our common stock. Shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for the common stock of the acquiring company or are exchanged as described above.

     Amendment of Terms of Rights. Our board of directors may amend any of the provisions of the rights agreement, other than certain provisions relating to the principal economic terms of the rights, at any time prior to the time a person becomes an acquiring person. Thereafter, our board of directors may only amend the rights agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

     Rights Agent. Chase Bank of Texas, National Association serves as rights agent with regard to the rights. Since we serve as the transfer agent and registrar for our common stock, we have agreed to perform some ministerial functions relating to the rights on behalf of the rights agent at its request.

     Anti-Takeover Effects.  The rights will have anti-takeover effects.
They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our shareholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

                             Plan of Distribution

     We may sell common stock:

     .    through underwriters,

     .    through dealers,

     .    through agents,

     .    directly to purchasers, including our affiliates, or

     .    through a combination of any of these methods.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase common stock from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date. If we elect to use delayed delivery contracts, we will describe the date of delivery, the conditions of the sale and the commissions payable for solicitation of such contracts in a supplement to this prospectus.

     We may authorize an agent to sell stock as our exclusive sales agent by means of:

     .    ordinary brokers' transactions,

     . block transactions, which may involve crosses, in which the agent may attempt to sell shares as agent but may position and resell all or a portion of the block as principal,

     .    fixed price offerings,

     .    exchange distributions,

     .    special offerings, or

     .    a combination of any of these methods,

in each case at market prices or at prices related to prevailing market prices. In connection with these sales, distributors' or sellers' commissions may be paid or allowed.

     We will describe the terms of any offering of common stock in a supplement to this prospectus, including:

     .    the method of distribution,

     . the name or names of any underwriters, dealers, purchers or agents, and any managing underwriter or underwriters,

     . the purchase price of the common stock and the proceeds we receive from the sale,

     . any underwriting discounts, agency fees or other form of underwriters' compensation,

     . any discounts and concessions allowed, reallowed or paid to dealers or agents, and

     .    the expected time of delivery of the offered common stock.

     We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

     If we use underwriters to sell our common stock, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of offered common stock if any are purchased. In connection with the sale of common stock, underwriters may receive compensation from us or from purchasers of common stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     If we use a dealer to sell common stock, we will sell the common stock to the dealer as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale. These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the common stock they offer and sell. If we elect to use a dealer to sell common stock, we will provide the name of the dealer and the terms of the transaction in a supplement to this prospectus.

     Underwriters, agents, dealers and some purchasers participating in the distribution of common stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Unless we state otherwise in a supplement to this prospectus, none of our directors, officers or employees will solicit or receive a commission in connection with direct sales of common stock, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

     We may sell common stock in one or more transactions at any of the following prices:

     .    a fixed price or prices which we may change,

     .    market prices prevailing at the time of sale,

     .    prices related to such prevailing market prices, or

     .    negotiated prices.

We may also offer and sell common stock in exchange for one or more of our outstanding series of debt or convertible debt securities or in satisfaction of indebtedness. We may enter into agreements with the underwriters, agents, purchasers or dealers who participate in the distribution of our common stock that will require us to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make with respect to such liabilities. Underwriters, agents or dealers may be our customers. They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

     In connection with an offering, the underwriters or agents may purchase and sell shares of common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock. Syndicate short positions involve the sale by the underwriters or agents of a greater number of shares of common stock than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the common stock sold in the offering for their account may be reclaimed by the syndicate if such shares of common stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.


                                 Legal Matters

     Baker & Botts, L.L.P., Houston, Texas, our outside counsel, will pass upon the validity of our common stock for us. Dewey Ballantine LLP, New York, New York will pass upon the validity of our common stock for any underwriters. Hugh Rice Kelly, Esq., our Executive Vice President, General Counsel and Corporate Secretary, or Rufus S. Scott, our Vice President, Deputy General Counsel and Assistant Corporate Secretary, will pass upon certain other legal matters for us. James A. Baker III, a senior partner in the law firm of Baker & Botts, L.L.P., is currently one of our directors and a beneficial owner of 3,000 shares of our common stock.

                                    Experts

     Our consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution.

     Reliant Energy, Incorporated (the "Company") estimates that expenses in connection with the offering described in this Registration Statement will be as follows:


          Securities and Exchange Commission filing fee.........     $120,278
          Attorney's fees and expenses..........................      100,000
          Independent Auditor's fees and expenses...............       20,000
          Printing and engraving expenses.......................       80,000
          Listing fees..........................................       36,000
          Miscellaneous expenses................................        3,722
                                                                     --------
                              Total.............................  $   360,000
                                                                     ========


Item 15.  Indemnification of Directors And Officers.

     Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of the Company's Amended and Restated Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

     Additionally, Article IX of the Company's Restated Articles of Incorporation provides that a director of the Company is not liable to the Company for monetary damages for any act or omission in the director's capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) breaches of such director's duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) transactions from which a director receives an improper benefit, irrespective of whether the benefit resulted from an action taken within the scope of the director's office,
(iv) acts or omissions for which liability is specifically provided by statute and (v) acts relating to unlawful stock repurchases or payments of dividends.

     Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

     If the Company uses underwriters to sell shares of common stock offered hereby, the underwriting agreement to be entered into in connection with the offering of the shares of common stock, will provide that the Underwriters shall indemnify the Company, its directors and certain officers of the Company against liabilities resulting from information furnished by or on behalf of the Underwriters specifically for use in the Registration Statement.

     See "Item 17. Undertakings" for a description of the Commission's position regarding such indemnification provisions.

Item 16.  Exhibits.

          See Index to Exhibits at page II-4.

Item 17.  Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on July 9, 1999.

                                 RELIANT ENERGY, INCORPORATED
                                          (Registrant)



                            By:  /s/ R. Steve Letbetter
                               -------------------------------------------------
                                 R. Steve Letbetter, President and Chief
                                 Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.


       Signature                      Title                           Date
       ---------                      -----                           ----


   /s/ R. Steve Letbetter        President, Chief Executive       July 9, 1999
-----------------------------
  (R. Steve Letbetter)           Officer and Director
                                 (Principal Executive Officer
                                 and Director)

   /s/ Stephen W. Naeve          Vice Chairman and                July 9, 1999
-----------------------------
  (Stephen W. Naeve)             Chief Financial Officer
                                 (Principal Financial Officer)

   /s/ Mary P. Ricciardello      Vice President and Comptroller   July 9, 1999
-----------------------------
  (Mary P. Ricciardello)         (Principal Accounting Officer)

             *
-----------------------------    Directors                        July 9, 1999
(James A. Baker, III, Richard
E. Balzhiser, Milton Carroll,
John T. Cater, O. Holcombe
Crosswell, Robert J. Cruikshank,
Linnet F. Deily, Lee W. Hogan,
T. Milton Honea and Alexander
F. Schilt)

             *
-----------------------------    Chairman of the Board            July 9, 1999
  (Don D. Jordan)

* By:  /s/ Hugh Rice Kelly
     ------------------------
          (Hugh Rice Kelly)
          Attorney-in-fact

                               INDEX TO EXHIBITS
                               -----------------


                                                                                           SEC File or
Exhibit                                                                Report or          Registration      Exhibit
Number                   Document Description                   Registration Statement       Number        Reference
-------  ----------------------------------------------------  -------------------------  -------------    ---------
1.1*     Form of Underwriting Agreement

4.1**    Restated Articles of Incorporation of the Company     Form 10-K for the year          1-3187        3(a)
         (restated as of September 1997)                       ended December 31,
                                                               1997
4.2**    Amendment to the Articles of Incorporation of the     Form 10-Q for the               1-3187          3
         Company                                               quarterly period
                                                               ended March 31, 1999
4.3**    Amended and Restated Bylaws of the Company            Form 10-Q for the               1-3187          3
         (adopted on September 2, 1998)                        quarterly period ended
                                                               September 30, 1998

4.4**    Amended and Restated Rights Agreement dated           Registration Statement       333-11329     4(b)(l)
         August 6, 1997 between the Company and Chase          on
         Bank of Texas, National Association, as Rights        Form S-4
         Agent, including Form of Statement of Resolution
         Establishing Series of Shares designated Series A
         Preference Stock and Form of Rights Certificate

  4.5**  Statement of Resolution Establishing Series of        Form 10-Q for the               1-3187          3
         Shares designated Series C Preference Stock           quarterly period
                                                               ended March 31, 1998

  5.1    Opinion of Baker & Botts, L.L.P.

 23.1    Consent of Deloitte & Touche LLP

 23.2    Consent of Baker & Botts, L.L.P. (included in
         Exhibit 5.1)

----------------------------------------

  * To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
  **    Incorporated herein by reference as indicated.